Exhibit 99

                        BestNet Communications Announces
                        Record Second Quarter Fiscal 2004

GRAND RAPIDS, Mich.--(PR Newswire)--April 13, 2004--BestNet Communications Corporation (OTCBB: BESC - News), a provider of patented and proprietary global communication solutions, today announces results for the second quarter of fiscal 2004.

BestNet achieved record revenue for the second quarter 2004 totaling $552,000, an increase of 74% compared to the second quarter 2003. Gross margins improved substantially to 34% as compared to 12% for the second quarter of fiscal 2003 and 3% for the first quarter of fiscal 2004. BestNet believes it can maintain its current gross margins while concentrating on revenue growth.

Robert A. Blanchard, President and CEO of BestNet Communications commented, "This quarter's record revenue marks our fifth consecutive record revenue quarter, providing strong momentum for the balance of fiscal 2004. We have seen 84% revenue growth in these five quarters, in addition to substantially increasing our gross margins. Our continued effort toward surpassing the break even mark, along with growth in new customers sustains the value proposition that BestNet offers. Our continued growth is a result of continued focus on providing our customers with outstanding quality and service, along with new and innovative products."

Mr. Blanchard continued, "The next two quarters will be marked with many significant events including: international growth in targeted geographies beginning with a current beta test in China, additional language translations for the new website, enhanced conference calling with North American dial-in capabilities, and a VoIP offering. Our global VoIP offering will be application based without the need for routers, adaptors or a broadband Internet connection
- vastly different from the offerings of current VoIP providers. These new product offerings continue to showcase the flexibility of our GlobalPlex technology."

About BestNet

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.